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Lisa M. Wilson

Senior Vice President, Investor Relations

(212) 759-3929

Robert J. Schenk

Vice President, Corporate Marketing and Communications

(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE NOTIFIED BY STATE OF KANSAS REGARDING

SELECTION OF NEW MEDICAID PROVIDERS

ST. LOUIS, MISSOURI (August 25, 2006) -- Centene Corporation (NYSE: CNC) today announced that FirstGuard Health Plan Kansas, Inc., its wholly owned subsidiary, has received notification from the Kansas Health Policy Authority that its contract will end December 31, 2006.

Michael F. Neidorff, Chairman and Chief Executive Officer of Centene, stated, "We are deeply disappointed by this decision given our long-standing involvement and tenure in the State of Kansas.  We are currently reviewing the notification received from the state and are evaluating all options available to us under the appeal process. We will provide more details as they become available."

FirstGuard accounted for $240 million of Centene's 2005 revenue. For the first 6 months of 2006, FirstGuard contributed $111 million to revenue and had 117,100 members.

About Centene Corporation

Centene Corporation provides multi-line managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI), and the State Children's Health Insurance Program (SCHIP). The Company operates health plans in Georgia, Indiana, Kansas, Missouri, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services, including behavioral health, disease management, nurse triage, pharmacy benefit management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.